Exhibit 99.1

Forest Road Acquisition Corp. Announces

Effectiveness of Registration Statement and Special

Meeting Date for Proposed Business Combination with

The Beachbody Company and Myx Fitness

May 27, 2021 06:10 PM Eastern Daylight Time

NEW YORK & SANTA MONICA, Calif.—(BUSINESS WIRE)—Forest Road Acquisition Corp. (NYSE: FRX) (“Forest Road”), today announced that the U.S. Securities and Exchange Commission (“SEC”) has declared effective its Registration Statement on Form S-4 (as amended, the “Registration Statement”), which includes a definitive proxy statement/prospectus in connection with Forest Road’s special meeting of stockholders (the “Special Meeting”). At the Special Meeting stockholders of Forest Road will consider the previously announced proposed business combination with The Beachbody Company Group, LLC (“Beachbody”), a leader in subscription health and wellness that offers comprehensive digital streaming fitness and nutrition solutions, and Myx Fitness Holdings, LLC (“Myx Fitness”) an at-home connected fitness platform. Forest Road has set a record date of May 6, 2021 (the “Record Date”) and a meeting date of June 24, 2021 for its Special Meeting.

“As consumer focus on health and wellness continues to grow, Beachbody’s complete, subscription-based fitness and nutrition offering has never been more relevant. Our strong revenue growth and record levels of customer engagement in the first quarter demonstrate the underlying momentum in our business as we expand Beachbody’s offering and further solidify our position as a leading subscription health and wellness company,” said Carl Daikeler, Beachbody’s co-founder, Chairman and Chief Executive Officer.

“Building on our strong start to the year, we recently launched Let’s Get Up! with Shaun T, which reached one million streamed views in one month, announced a partnership with LA Fitness to provide LA Fitness members the ability to add an Openfit subscription to their existing membership, and announced BODi, a new live interactive content platform. We also are bolstering our management team with the appointment of Kathy Vrabeck to the newly created role of chief strategy officer,” continued Daikeler. “In the coming months, we have a number of exciting product launches and partnership announcements that highlight the strong engagement and demand seen over the past several years. With the continued acceleration of digital at-home fitness, we are well positioned to unlock additional value following the close of our planned merger and will be poised to invest the proceeds of the transaction to advance future growth.”

Forest Road Stockholder Vote

Forest Road’s stockholders of record at the close of business on May 6, 2021 are entitled to vote the shares of common stock of Forest Road owned by them at the Special Meeting and at any adjournment or postponement thereof. At the Special Meeting, stockholders will be asked to approve and adopt the business combination, and such other proposals as disclosed in the definitive proxy statement/prospectus included in the Registration Statement. If the business combination is approved by Forest Road stockholders, Forest Road anticipates closing the business combination shortly after the Special Meeting, subject to the satisfaction or waiver (as applicable) of all other closing conditions.

The Special Meeting will take place at 10:00 a.m., Eastern Time, on June 24, 2021 virtually at the following address: https://www.cstproxy.com/forestroadacquisition/sm2021. Forest Road stockholders entitled to vote at the Special Meeting will need the 12-digit meeting control number that is printed on their respective proxy cards to enter the Special Meeting. Forest Road recommends that its stockholders wishing to vote at the Special Meeting log in at least 15 minutes before the Special Meeting starts. Please note that Forest Road stockholders will not be able to attend the Special Meeting in person. Forest Road encourages its stockholders entitled to vote at the Special Meeting to vote their shares via proxy in advance of the Special Meeting by following the instructions on the proxy card.

In connection with the Special Meeting, Forest Road’s stockholders that wish to exercise their redemption rights must do so no later than 5:00 p.m. Eastern Time on June 22, 2021. There is no requirement that stockholders affirmatively vote for or against the business combination at the Special Meeting in order to redeem their shares for cash.

As announced previously, upon the effectiveness of the business combination, Forest Road will change its name to “The Beachbody Company, Inc.” and its common stock and warrants are expected to be traded on the New York Stock Exchange under the new symbols “BODY” and “BODY WS”, respectively. At the closing of the business combination, each Forest Road unit will separate into its components consisting of one share of Forest Road common stock and one-third of one warrant and, as a result, will no longer trade as a separate security.

About The Beachbody Company Group, LLC

Headquartered in Santa Monica, Beachbody is a worldwide leader in health and fitness, with a 22-year track record of creating innovative content and powerful brands. With 2.7 million paid digital fitness subscribers across two platforms, a nationwide peer-support system of over 400,000 influencers and coaches as of March 31, 2021, plus a premium portfolio of branded nutrition products, Beachbody is a leading holistic health and wellness company with over $1 billion in revenue projected in 2021. Beachbody, the parent company to the Beachbody On Demand platform and the fast-growing DTC platform Openfit, recently entered into a pending three-way merger agreement with Forest Road Acquisition Corp. (“FRX”), a publicly traded special purpose acquisition company, and Myx, an at-home connected fitness platform, that will make it a public company. For more information, please visit TheBeachbodyCompany.com.

About Myx Fitness Holdings, LLC

Myx delivers a revolutionary and personalized solution for its members to make connected fitness part of their daily lives. The brand’s cornerstone products, The MYX and The MYX Plus, offer professional-quality equipment at an affordable price, hundreds of on-demand classes, combined with expert coaching on a digital platform, designed to improve endurance, strength, mobility and flexibility. Using science-backed methods, Myx utilizes proprietary heart rate technology and cross-training, brought to life through positive coaching, to deliver lasting results. Myx is available starting at $1,299 with delivery nationwide in approximately one to three weeks depending on location and scheduling availability.

About Forest Road Acquisition Corp.

Forest Road Acquisition Corp., a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, raised $300 million in November 2020 and its securities are listed on the NYSE under the tickers “FRX,” “FRX.U” and “FRX WS.” The Forest Road team includes three former Disney senior executives — Tom Staggs, director and Chairperson of the Strategic Advisory Committee, Kevin Mayer, strategic advisor and Salil Mehta, Chief Financial Officer — and is strengthened by the strategic connectivity and deal-making expertise of directors, officers and strategic advisors like Shaquille O’Neal, Peter Schlessel, Keith Horn, Sheila Stamps, Teresa Miles Walsh and Martin Luther King III. For more information, please visit https://www.spacroadone.com/. For more information on how to vote, please visit www.votefrx.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Beachbody and Forest Road, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, future financial condition and performance of Beachbody and expected financial impacts of the transaction (including future revenue, pro forma equity value and cash balance), the satisfaction of closing conditions to the transaction, the PIPE transaction, the level of redemptions of FRX’s public stockholders and the products and markets and expected future performance and market opportunities of Beachbody. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of FRX’s securities, (ii) the risk that the transaction may not be completed by FRX’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by FRX, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the approval of the merger agreement by the stockholders of FRX, the satisfaction of the minimum trust account amount following any redemptions by FRX’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the inability to complete the PIPE transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (vii) the effect of the announcement or pendency of the transaction on Beachbody’s business relationships, operating results, and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of Beachbody or Myx Fitness, (ix) the outcome of any legal proceedings that may be instituted against Beachbody, Myx Fitness or against FRX related to the merger agreement or the proposed transaction, (x) the ability to maintain the listing of the securities on a national securities exchange, (xi) changes in the competitive and regulated industries in which Beachbody and Myx Fitness operate, variations in operating performance across competitors, changes in laws and regulations affecting the business of Beachbody and Myx Fitness and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xiii) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors”

section of the Registration Statement and other documents filed by FRX from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Beachbody, Myx Fitness and FRX assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise. None of Beachbody, Myx Fitness or FRX gives any assurance that Beachbody, Myx Fitness or FRX, or the combined company, will achieve its expectations.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information and Where to Find It

This press release relates to a proposed transaction among Beachbody, Forest Road, and Myx Fitness. The Registration Statement was declared effective by the SEC. A definitive proxy statement/prospectus will be sent to all FRX stockholders. Before making any voting decision, stockholders of FRX are urged to read the definitive proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and stockholders will be able to obtain free copies of the Registration Statement, the definitive proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by FRX through the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation

FRX and its directors, executive officers and advisors may be deemed participants in the solicitation of proxies from FRX’s stockholders with respect to the proposed transaction. A list of the names of those directors, executive officers and advisors and a description of their interests in the Company is contained in the Registration Statement, which was declared effective by the SEC on May 27, 2021 and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to Forest Road Acquisition Corp., 1177 Avenue of the Americas, 5th Floor, New York, New York 10036, Attention: Keith L. Horn. Additional information regarding the interests of such participants is contained in the definitive proxy statement/prospectus for the proposed transaction.

Beachbody, Myx Fitness and their respective directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of FRX in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the proposed transaction is included in the definitive proxy statement/prospectus for the proposed transaction.

Contacts

Investor Relations

For Beachbody: ICR - Beachbody@icrinc.com

For Forest Road: ir@forestroadco.com

Media

For Beachbody: ICR - BeachbodyPR@icrinc.com

For Forest Road: media@forestroadco.com